For Immediate Release

For more information, please contact:

Reed Bolton Byrum
Versata Public Relations
864.567.7468
r.byrum@att.net

VERSATA ANNOUNCES ACQUISITION OF
ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
Versata Expands Product Offerings and Global Presence Into Planning, Portfolio Solutions

AUSTIN, TX/NEWPORT BEACH, July 3, 2006 — Versata Enterprises, Inc., a wholly owned subsidiary of Trilogy, Inc., announced today it has acquired Artemis International Solutions Corporation as a result of the approval by the Artemis stockholders of the previously announced proposed acquisition. As a result of its acquisition, Artemis stock is no longer traded over the counter (the stock had previously traded under the symbol “OTCBB:AMSI.OB”).

Versata is a leading provider of incentive compensation, configuration and pricing, complex data management, and business rules systems. With the acquisition, Versata now provides expanded solutions for automating and simplifying the ongoing evolution of complex, data-intensive enterprise applications and for implementing Investment Planning and Control solutions and Product Portfolio Management applications. Artemis, recognized as a leading global vendor in the emerging market for Product Portfolio solutions with revenue derived from 44 countries across the globe, brings its successful solutions and global positioning to Versata. These are powerful additions to Versata’s already successful enterprise product and service offerings.

Artemis led the way in the development of Enterprise Portfolio, Project and Resource Management software products, beginning in 1976. Artemis has successfully positioned itself to take advantage of the convergence of the fast growing Product Life Cycle Management (PLM) and Product Portfolio Management (PPM) markets — a class of software applications used by all types of manufacturing companies, from automotive to high-tech and consumer goods.

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Commenting on the completed acquisition, Versata General Manager Randall Jacops said: “We are excited by the opportunity to combine Artemis’ global presence with Versata’s proven ability to provide high-value solutions to our customers. Artemis’ products compete in one of the fastest growing enterprise application markets, thereby accelerating our ability to grow and extend customer relationships.”

About Versata

With a global presence in 45 countries from North America to Europe and Asia, Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications and for implementing Investment Planning and Control in addition to Product Portfolio Management applications. The Versata business rules solution effectively and efficiently replaces time-intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specifications. Versata pioneered the customer success process whereby customers define criteria for a successful relationship and Versata commits to delivering accordingly. Further information is available at www.versata.com.